Filed pursuant to Rule 424(b)(3)
Registration No. 333-142243

PROSPECTUS

CLASS A COMMON STOCK

This prospectus covers sales of up to 14,027,515 shares of our Class A common stock that may be offered and sold from time to time by Morgan Stanley & Co. Incorporated in connection with the Transferable Stock Option program established by us and described in this prospectus under the headings “Background and Purpose of the Sales Covered by this Prospectus and Related Transactions” and “Plan of Distribution.” These sales will include short sales, which are sales of shares of Class A common stock borrowed by Morgan Stanley & Co. Incorporated from third parties. We will not receive any of the proceeds from the sale of the Class A common stock. See “Use of Proceeds.”

The shares of Class A common stock may be offered from time to time for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise. The shares of Class A common stock will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. Morgan Stanley & Co. Incorporated is an underwriter with respect to the shares of Class A common stock sold by it under this prospectus. The difference, if any, between the proceeds received by Morgan Stanley & Co. Incorporated in establishing its initial hedge position with respect to an option and the price at which Morgan Stanley & Co. Incorporated purchased such option under the Transferable Stock Option program may be deemed underwriter’s compensation.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “GOOG.” The closing price of our Class A common stock on April 19, 2007 was $471.65 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2 and in the documents we incorporate by reference in this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

April 20, 2007

You should rely only on the information contained in or incorporated by reference into this prospectus or any free writing prospectus authorized by Google and delivered in connection with this offering. We have not, and the participating financial institution has not, authorized any other person to provide you with information different from that contained in this prospectus or any free writing prospectus authorized by Google. The participating financial institution is offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

The Company

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top internet destination and our brand one of the most recognized in the world. We maintain the largest, most comprehensive index of web sites and other content, and we make this information freely available to anyone with an internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue primarily by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise the Google Network use our AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments:

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We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

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We will do our best to provide the most relevant and useful advertising. Advertisements should not be an annoying interruption. If any element on a search result page is influenced by payment to us, we will make it clear to our users.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

We were incorporated in California in September 1998, and in August 2003, we reincorporated in Delaware. Our principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 253-0000. We maintain a number of web sites including www.google.com. The information on our web sites is not part of this prospectus.

Google® is a registered trademark in the United States and several other countries. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Offering

This prospectus covers sales of up to 14,027,515 shares of our Class A common stock that may be offered and sold from time to time by the participating financial institution named on the cover of this prospectus in connection with the Transferable Stock Option program established by us and described in this prospectus under the headings “Background and Purpose of the Sales Covered by this Prospectus and Related Transactions” and “Plan of Distribution.” These sales will include short sales, which are sales of shares borrowed by the participating financial institution from third parties. We will not receive any of the proceeds from the sale of the Class A common stock.

Hedging Prospectus – 1

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Transferable Stock Option Program

The market activities of participating financial institutions with respect to our Class A common stock may affect the market price and volatility of our Class A common stock.

The financial institutions participating in the Transferable Stock Option, or TSO, program will enter into transactions to hedge their economic risk to changes in the price of our Class A common stock issuable under options purchased from Google employees in connection with the TSO program. These market transactions will include short sales of our Class A common stock equal to the aggregate number of shares underlying options purchased by a participating financial institution in the TSO program on a particular day. Market transactions that are not covered by this prospectus may also include subsequent sales and purchases of our Class A common stock after the establishment of the initial hedge position by the participating financial institutions in amounts deemed by a participating financial institution to appropriately hedge its portfolio of options purchased under the TSO program and that will vary depending, among other things, upon the prevailing price of our Class A common stock. These sales could have the effect of decreasing the market price of our Class A common stock and the value of options purchased in the TSO program. Purchases to cover a short position may have the effect of preventing or slowing a decline in the market price of the Class A common stock, and may stabilize, maintain or otherwise affect the market price of the Class A common stock. These purchases could have the effect of increasing the market price of our Class A common stock above the price that otherwise might exist. Such sales and purchases, if commenced, could be discontinued at any time. Both sales and purchases may affect the volatility of our Class A common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated into this prospectus by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this prospectus, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks, uncertainties and assumptions related to: significant competition from Microsoft and Yahoo; competition from other internet companies, including web search providers, internet access providers, internet advertising companies and destination web sites that may also bundle their services with internet access; competition from traditional media companies, and our inclusion in the advertising budgets of large advertisers; expectations of our revenue growth rate to decline and anticipated downward pressure on our operating margin; fluctuations in our operating results; failure to innovate and provide products and services that are useful to users; and other risks, uncertainties and assumptions included in our periodic reports and in other documents that we file with the SEC.

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In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in our Class A common stock in our periodic reports and in other documents that we subsequently file with the SEC, and that we will describe in supplements to this prospectus.

BACKGROUND AND PURPOSE OF THE SALES COVERED BY THIS PROSPECTUS

AND RELATED TRANSACTIONS

Description of the Transferable Stock Option Program

Under the TSO program, our employees will be able to sell their vested stock options to participating financial institutions in an online auction as an alternative to exercising options in the traditional method and selling the underlying shares of Class A common stock. By enabling our employees to sell vested options, employees may realize additional value for their options beyond the intrinsic value of the option, which is the difference between the current market price and the exercise price. Certain financial institutions, including the financial institution named on the cover of this prospectus, which we refer to as participating financial institutions, will bid for the options in the online auction, and employees will be able to sell their options only to the participating financial institutions. The financial institutions participating in our TSO program are chosen at our sole discretion.

The Auction Process

Options will be sold under the TSO program through an auction process in which a designated broker dealer will serve as auction manager. Currently, we have selected Morgan Stanley & Co. Incorporated to act as the auction manager. The auction will be operated on a continuous quote model through a secure internal online tool, the TSO system, which is accessible by participating employees.

The auction manager will bid on options for its own account. In addition, the auction manager will act as an intermediary for the bids furnished by other participating financial institutions, and will receive and post the bids from other participating financial institutions. The bids from the other participating financial institutions will not be directly communicated to employees by such participating financial institutions. At least two participating financial institutions must bid for a particular option in order for a bid to be communicated to employees. The auction manager will communicate to employees only the highest bid for each option that the employee wishes to sell through the TSO system. If the auction manager’s bid for the option is the highest bid, the auction manager will communicate the bid to the employee through the TSO system and purchase the option for its own account. If another participating financial institution has communicated to the auction manager a higher bid than the auction manager is prepared to make for its own account, then the auction manager will communicate the higher bid to the employee, purchase the option from the employee and separately transfer and settle with the participating financial institution that provided such bid.

Employees will use the TSO system to see the current highest bid price offered by the participating financial institutions for their vested options. The price offered by participating financial institutions in the TSO program for options is expected to be based on the exercise price of the option, the current market price of our Class A common stock, the volatility of our Class A common stock, current interest rates, the term of the option, the cost of the hedging activities by the participating financial institutions and current market conditions. Options with the same exercise price will not necessarily receive bids for the same price on a particular trading day. In addition, a participating financial institution may place a limit on the number of shares it will purchase at the price offered. We refer to this limit as the size of the bid.

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All participating financial institutions will be required to bid on all of the options offered for sale as a condition of participation in the TSO program, although they will be permitted to place bids of zero. A bid will be valid, at the time submitted by the participating financial institution, for at least 1,000 shares underlying options. A bid will remain in force until either the total available size of the bid is purchased at the bid price, a revised bid is submitted by the auction manager or a participating financial institution, or if as a result of an employee order there are fewer than 1,000 shares underlying options available on the existing bid. Employees will receive the highest bid price at the time their market order is received, which may not be the same as the latest quote provided through the TSO system.

Employees may place either market orders or limit orders when selling their options. A market order is an order to sell automatically at whatever price is determined once all the bids have been submitted. A limit order is an order to sell at a minimum price specified in advance by the employee, as long as one or more bidders is willing to pay that price. Limit orders may be set to expire at the end of a particular trading day or at the end of the current trading window. The sale of options subject to limit orders is not guaranteed if bids for such limit orders reach the limit price but the bids at that limit price expire before all limit orders at such limit price are filled. No order may exceed 1,000 shares underlying options. An employee can cancel the order at any time prior to execution of the order by the auction manager. Once the auction manager executes the order, the employee will be contractually bound to transfer the option. The auction manager may cancel any bid after it has been matched to an order in the event the auction manager determines that an obvious error or disruption occurred in connection with the execution of such order at a clearly erroneous price. Appropriate withholding taxes will be deducted from each sale, and the sale price, net of any withholding, will be transferred to the employee’s brokerage account. Any option sold in the TSO program will be modified upon transfer to the auction manager in accordance with the automatic adjustment provisions described below.

The TSO program will be available during regular trading hours for the Nasdaq Stock Market only when our trading window is open. Currently our trading window opens on the second business day following the release of our financial results for the prior quarter and remains open through the last calendar day of the second month of the quarter. However, on the last day of each of our trading windows, the TSO program will close one hour prior to the close of regular trading hours for the Nasdaq Stock Market. In addition, we have the right under the distribution agreement for the TSO program to suspend the TSO program from time to time for any reason, including for maintenance and other technical reasons, and for periods when we believe that we are in possession of material, non-public information until the information is no longer material or the second business day after the information has been made public. Employees and the participating financial institutions may not be given advance notice of any suspension of the TSO program. An employee will be unable to sell options under the TSO program, even under a Rule 10b5-1 trading plan, when the TSO program has been suspended or is not otherwise available.

Eligibility and Participation

Only nonstatutory stock options granted since our initial public offering in August 2004 will be eligible for the TSO program. In addition, options must be vested and exercisable in order to be sold in the program. Eligible options are not transferable other than in connection with the TSO program. Options assumed in connection with acquisitions are not eligible to be sold in the TSO program. In addition, if the remaining term of the option is less than six months, the option is not eligible to be sold in the TSO program.

Participation in the TSO program is voluntary. All employees other than our executive officers and certain other members of executive management may participate in the TSO program. Employees may decide to participate or not participate at any time; however, an employee may not participate in the TSO program once employment is terminated. In addition, members of our board of directors and consultants may not participate in the TSO program.

Employees may exercise or sell options, whether traditionally or in the TSO program, in any mix that they choose. We intend to make the TSO program available in all countries where we grant options except in countries where, due to local legal or tax implications, the TSO program would not benefit employees or would otherwise be impracticable.

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Amendment of Outstanding Options

In connection with the TSO Program, we expect to unilaterally amend outstanding eligible options to include certain automatic adjustment provisions that will become effective only upon transfer of the option to the auction manager. These provisions include:

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Reduction of Option Term. For options with a remaining term of two years or more, the term of the option will be automatically reduced to two years. If the remaining term of the option is less than two years, the remaining term of the option will be further reduced in six-month increments until the remaining transferable term is six months. For example, an option with a 23-month term will be reduced to a term of 18 months. Therefore, if the remaining term is less than six months, the option is not eligible to be sold in the TSO program.

•	Removal of Employment Provisions. The forfeiture provisions related to an employee’s employment at Google will be removed.

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Replacement of Antidilution Provisions. The antidilution provisions of the option will be replaced with antidilution provisions customarily found in over-the-counter call options purchased and sold by securities dealers.

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Conversion to Warrants. The option will be converted into that number of warrants equal to the number of shares underlying the option to be transferred under the TSO program, with each warrant representing the right to buy one share of Class A common stock.

Hedging and Share Borrowing

Participating financial institutions will sell shares of our Class A common stock under this prospectus to hedge their economic risk to changes in the price of our Class A common stock issuable under options purchased from Google employees in connection with the TSO program. These market transactions will include short sales of our Class A common stock equal to the aggregate number of shares underlying options purchased by a participating financial institution in the TSO program on a particular day. These market transactions may also include subsequent sales and purchases of our Class A common stock after the establishment of the initial hedge position by the participating financial institutions in amounts deemed by a participating financial institution to appropriately hedge its portfolio of options purchased under the TSO program that are not covered by this prospectus and that will vary depending, among other things, upon the prevailing price of our Class A common stock. Participating financial institutions intend to borrow such shares from securities lenders for delivery to purchasers in this offering, and will pay customary fees to the lenders for this service. Participating financial institutions may use shares obtained by them or their affiliates upon exercise of options originally transferred to them under the TSO program to return shares to the securities lenders. None of the shares sold by a participating financial institution pursuant to this prospectus will be shares acquired or borrowed from us.

USE OF PROCEEDS

While we will not receive any proceeds from the sale of the shares of Class A common stock covered by this prospectus, we will receive the exercise price of options sold to participating financial institutions in connection with the TSO program if and when the participating financial institution pays cash to exercise such options. We will not receive any proceeds if the options sold to participating financial institutions in connection with the TSO program are exercised on a cashless basis.

PLAN OF DISTRIBUTION

We have entered into a distribution agreement with the participating financial institutions relating to shares of our Class A common stock. Subject to certain conditions, the participating financial institutions will sell shares of our Class A common stock pursuant to this prospectus. The participating financial institutions will be underwriters with respect to any such sales.

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The shares of Class A common stock offered from time to time by this prospectus will generally be borrowed by the participating financial institutions from stock lenders. The participating financial institutions may use shares received from us upon exercise of the options purchased in the TSO program to settle or close out open borrowings created to hedge their exposure under the TSO program.

The financial institutions participating in the TSO program will enter into transactions to hedge their economic risk to changes in the price of our Class A common stock issuable under options purchased from Google employees in connection with the TSO program. These market transactions will include short sales of our Class A common stock equal to the aggregate number of shares underlying options purchased by a participating financial institution in the TSO program on a particular day. Market transactions that are not covered by this prospectus may also include subsequent sales and purchases of our Class A common stock after the establishment of the initial hedge position by the participating financial institutions in amounts deemed by a participating financial institution to appropriately hedge its portfolio of options purchased under the TSO program and that will vary depending, among other things, upon the prevailing price of our Class A common stock. These sales could have the effect of decreasing the market price of our Class A common stock and the value of options purchased in the TSO program. Purchases to cover a short position may have the effect of preventing or slowing a decline in the market price of the Class A common stock, and may stabilize, maintain or otherwise affect the market price of the Class A common stock. These purchases could have the effect of increasing the market price of our Class A common stock above the price that otherwise might exist. Such sales and purchases, if commenced, could be discontinued at any time. Both sales and purchases may affect the volatility of our Class A common stock. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Any profits or losses from these ongoing purchases and sales of shares of Class A common stock (or other instruments with a value related to the value of the shares of Class A common stock) will be solely for the account of the participating financial institutions and neither we nor the purchasers in the offering will have any interest in these transactions. The difference, if any, between the proceeds received by a participating financial institution in establishing its initial hedge position with respect to an option and the price at which the participating financial institution purchased such option under the Transferable Stock Option program may be deemed underwriter’s compensation.

We have agreed to indemnify the participating financial institutions against certain liabilities, including liabilities under the Securities Act of 1933.

The participating financial institutions and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Morgan Stanley & Co. Incorporated is acting as the initial auction manager under the TSO program, and an affiliate of Citigroup Global Markets Inc. acts as the option administrator for the 2004 Stock Plan.

LEG AL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Davis Polk & Wardwell, New York, New York and Menlo Park, California, is representing the participating financial institutions.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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INFORMATION INCORPORATED BY REFERENCE

The following documents previously filed with the SEC are hereby incorporated by reference in this Prospectus (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

•	Our Current Report on Form 8-K filed with the SEC on February 2, 2007;

•	Our Current Report on Form 8-K filed with the SEC on March 5, 2007;

•	Our Current Report on Form 8-K filed with the SEC on March 16, 2007;

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2007;

•	Our Current Report on Form 8-K filed with the SEC on April 19, 2007 (relating to the announcement of the proposed DoubleClick acquisition);

•	Item 8.01 of our Current Report on Form 8-K filed with the SEC on April 19, 2007; and

•	The description of our Class A common stock contained in Google’s Registration Statement on Form 10 as filed with the SEC on April 29, 2004, as amended, pursuant to Section 12(g) of the Exchange Act.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such reports and other documents.

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Google hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to our Investor Relations department, at the following address:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our internet address is www.google.com and the investor relations section of our website is located at http://investor.google.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of Class A common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common stock.

This prospectus constitutes a part of a Registration Statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Google and the shares of Class A common stock, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

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